Exhibit 4.2
February 26, 2024
To:
Focus Medical Herbs Ltd.
Beit Hakshatot, Glil Yam, Israel

Re: Cancellation of License Agreement Dated April 2, 2019
This letter serves as formal notification that IMC Holdings Ltd. has ceased charging Focus Medical Herbs Ltd. for royalties as of February 26, 2024. Accordingly, we hereby cancel the License Agreement dated April 2, 2019, between IMC Holdings Ltd. and Focus Medical Herbs Ltd.
Please consider this letter as the official termination of all terms and conditions outlined in the aforementioned License Agreement. We kindly request that you acknowledge receipt of this cancellation notice and confirm the cessation of all related obligations by signing and returning a copy of this letter.
We appreciate your cooperation and understanding in this matter. Should you have any questions or require further clarification, please do not hesitate to contact us.
Thank you for your attention to this matter.
Sincerely,
/s/ Eyal Fisher
Eyal Fisher
CEO of the Israeli operation
IMC Holdings Ltd.

Acknowledgment of Cancellation
I, Oren Shuster, on behalf of Focus Medical Herbs Ltd., acknowledge receipt of this cancellation notice and confirm the cessation of all obligations under the License Agreement dated April 2, 2019.
Signature: /s/Oren Shuster
Name: Oren Shuster
Title:   CEO
Date:   February 26, 2024